Exhibit 8.1

[SQUIRE, SANDERS & DEMPSEY L.L.P. LETTERHEAD]

June 12, 2007

BB&T Corporation
200 West Second Street
17th Floor
Winston-Salem, North Carolina 27101

Re: BB&T Capital Trust IV Capital Securities

Ladies and Gentlemen:

     We have acted as special tax counsel to BB&T Corporation, a North Carolina corporation (the "Company") and BB&T Capital Trust IV (the “Trust”), a statutory trust created under the laws of the State of Delaware, in connection with the preparation and filing of a Registration Statement on Form S-3 and each post-effective amendment thereto (as amended, the "Registration Statement"), including the prospectus, dated May 18, 2006 (the "Prospectus"), as supplemented by the Prospectus Supplement dated June 5, 2007 (the “Prospectus Supplement”), with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, relating to (A) $600,000,000 of Capital Securities (the "Capital Securities") to be issued from time to time by the Trust, (B) $600,010,000 principal amount of junior subordinated debentures, and (C) a guarantee of payment on the Capital Securities to be issued by the Company.

     We have examined such documents and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual

BB&T Corporation
June 12, 2007

representations of officers, trustees and other representatives of the Company and the Trust, and others.

     Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

     The statements made in the Prospectus Supplement, under the caption "Material U.S. Federal Income Tax Consequences," to the extent such statements summarize material federal tax consequences of the purchase, beneficial ownership, and disposition of the Capital Securities to the holders thereof described therein, are correct in all material respects. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.

     Our opinions expressed above are limited to the federal tax laws of the United States of America.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Material U.S. Federal Income Tax Consequences" contained in the Prospectus Supplement included therein.

                                                                                                     Respectfully submitted,
                                                                                                     /s/ Squire, Sanders & Dempsey L.L.P.